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                                                                   Exhibit 23.1



KPMG Peat Marwick LLP
Certified Public Accountants
1 Cascade Plaza, Suite 1110
Akron, OH  44308





                        INDEPENDENT AUDITORS' CONSENT
                        -----------------------------


The Board of Directors
The CIVISTA Corporation:

We consent to incorporation by reference in the registration statements (No. 33-25925 and 33-59792) filed on Forms S-8 of The CIVISTA Corporation of our report dated November 23, 1994, relating to the consolidated statements of condition of The CIVISTA Corporation and subsidiaries as of September 30, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1994, which report appears in the September 30, 1994 annual report on Form 10-K of The CIVISTA Corporation.




KPMG Peat Marwick LLP


Akron, Ohio
January 12, 1995